Exhibit 99.1

For Immediate Release	Contacts:	Lorne E. Phillips, CFO Pioneer Drilling Company 210-828-7689 Lisa Elliott / lelliott@drg-l.com Anne Pearson / apearson@drg-l.com DRG& L / 713-529-6600

Pioneer Drilling Reports Fourth Quarter 2010 Results

SAN ANTONIO, Texas, February 17, 2011 – Pioneer Drilling Company, Inc. (NYSE Amex: PDC) today reported financial and operating results for the three and twelve months ended December 31, 2010. Some of the operational highlights include:

•	Drilling Services margin(1) increased to $7,679 per day in the fourth quarter from $6,267 per day in the third quarter

•	Drilling rig utilization increased to 64% in the fourth quarter from 63% in the third quarter

•	Well service rig utilization increased to 90% in the fourth quarter from 81% in the third quarter

•	Currently, 32 drilling rigs in our fleet are operating under term drilling contracts versus 31 at the end of the third quarter.

•	Established a new West Texas drilling division with three drilling rigs under contract

Fourth Quarter 2010 Results

Revenues for the fourth quarter were $148.6 million, compared with $135.5 million for the third quarter of 2010 (“the prior quarter”) and $81.2 million for the fourth quarter of 2009 (“the year-earlier quarter”). The increase in fourth quarter revenues as compared to the prior and year-earlier quarters was primarily due to an increase in average revenue rates for both our Drilling Services and Production Services divisions as well as higher utilization rates for our equipment.

Net loss for the fourth quarter was $6.0 million, or $0.11 per share, compared with a net loss for the prior quarter of $2.6 million, or $0.05 per share, and a net loss for the year-earlier quarter of $8.4 million, or $0.16 per share. Fourth quarter 2010 results were reduced by a $3.3 million charge, or $0.06 per share, for the impairment of a $15.9 million investment in auction rate preferred securities (ARPSs) that were sold for $12.6 million in January 2011. Net loss adjusted to exclude the impairment of investment(2) was $2.7 million, or $0.05 per share, for the fourth quarter of 2010.

The improvements in the operating results were partially offset by an increase in general and administrative expense of $2.3 million in the fourth quarter as compared to the prior quarter primarily due to increases to performance based incentive compensation. Also, interest expense in the fourth quarter increased by $0.3 million as compared to the prior quarter and increased by $4.3 million as compared to the year-earlier quarter.

Adjusted EBITDA(3) increased to $37.7 million in the fourth quarter, as compared to $34.2 million for the prior quarter and $14.1 million for the year-earlier quarter.

Full Year 2010 Results

Revenues for the full year 2010 totaled $487.2 million, compared with $325.5 million for 2009. Net loss for 2010 was $33.3 million, or $0.62 per share, compared with a net loss of $23.2 million, or $0.46 per share, for 2009. When compared to 2009, the results for the year ended December 31, 2010 were reduced by the $3.3 million ARPS’s impairment charge and by a $17.5 million increase in interest expense due to the issuance of $250 million of Senior Notes in March 2010. Adjusted EBITDA(3) for 2010 was $103.2 million, compared to $74.9 million for the full year 2009.

Operating Results

Revenues for the Drilling Services Division were $94.6 million in the fourth quarter, a 10% increase over the prior quarter and a 73% increase from the year-earlier quarter. During the fourth quarter, the utilization rate for our drilling rig fleet averaged 64%, up slightly from 63% in the prior quarter, while average drilling revenues per day increased 9% from the prior quarter. Fourth quarter utilization was up sharply from the year-earlier quarter, which averaged 41%, while average drilling revenues per day were 12% higher versus a year ago. Drilling Services margin(1) increased to $7,679 per day in the fourth quarter as compared to $6,267 per day in the prior quarter and $5,629 per day in the year-earlier period.

Revenues for the Production Services Division were $54.0 million in the fourth quarter, an 8% increase over the prior quarter and a 103% increase from the year-earlier quarter. Production Services margin(1) as a percentage of revenue remained steady at 41% in the fourth quarter when compared to the prior quarter and increased when compared to 33% for the year-earlier quarter. Currently, all of Pioneer’s 75 well service rigs are operating or being actively marketed.

“As oil prices have remained high and operators have continued to achieve positive results in various shale plays, demand for our services has improved and appears strong as we begin 2011. Approximately 60% of both our working drilling rigs and our well service rigs are currently operating on wells that are targeting or producing oil,” said Wm. Stacy Locke, President and CEO of Pioneer Drilling.

“Fourth quarter drilling rig utilization held steady from the prior quarter, while we successfully increased our average revenues per day through contract renewals and drilling rig upgrades,” added Locke. “As a result, our Drilling Services margin(1) was $7,679 per day in the fourth quarter, up 23% or $1,412 per day from the prior quarter. Currently, 32 drilling rigs in our fleet are operating under term drilling contracts versus 31 at the end of the third quarter. In 2011, we see opportunities to further increase our drilling rig utilization and have already realized some success.

“We are excited to announce the establishment of our West Texas drilling division. Today, we are drilling our first horizontal well in the Permian Basin with a 1200 horsepower mechanical rig that is equipped with a topdrive. Two additional 1000 horsepower mechanical rigs will begin operations in late February. These three drilling rigs were previously idle in our East Texas drilling division. We expect our West Texas drilling division to grow and provide opportunities to put some of our remaining idle drilling rigs back to work.

“Our Production Services Division had a solid fourth quarter. We saw steady improvement in revenue and utilization rates throughout 2010. Average utilization for well service rigs was 90% in the fourth quarter, an improvement from 81% in the third quarter. Also, the average rate for our well service rigs increased to $503 per hour, up 8.4%, from $464 per hour in the prior quarter. During 2010, we added 21 wireline units and we currently plan to add a total of 14 wireline units and six well service rigs during the first half of 2011. Of these planned additions for 2011, five wireline units and one well service rig were already added to our fleet in January and February,” continued Locke.

“In the first quarter of 2011, we expect drilling rig utilization to average between 66% and 68% and Drilling Services margin(1) to increase $200 to $300 per day when comparing to the fourth quarter. In Production Services, we expect revenues to be down 4% to 6% and margin as a percentage of revenues to be down 2% to 3% due to normal seasonality when comparing to the fourth quarter,” Locke said.

Liquidity

Working capital was $76.1 million at December 31, 2010, down from $90.3 million at the end of 2009. Our cash and cash equivalents were $22.0 million at the end of the fourth quarter, down from $40.4 million a year earlier. The decrease is primarily due to $131.0 million used for purchases of property and equipment, offset by cash provided by operations of $98.4 million and $12.7 million in proceeds from debt borrowings, net of debt repayments and issuance costs, during 2010. In January 2011, we liquidated the $15.9 million (par value) of ARPS for $12.6 million and paid down a portion of the amount outstanding under our Revolving Credit Facility. Currently we have $25.0 million outstanding under our $225 million Revolving Credit Facility and $9.2 million in committed letters of credit, leaving borrowing availability of $190.8 million under this facility.

2011 Capital Expenditures

The Company expects capital spending for 2011 to be approximately $140 million to $150 million. About three-quarters of that amount would be allocated to Drilling Services, and the balance to Production Services. Capital spending planned for 2011 includes two new-build drilling rigs, subject to obtaining term drilling contracts, and may vary depending on the level of other expansion opportunities that meet our return on capital requirements.

Conference Call

Pioneer’s management team will hold a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time), to discuss these results. To participate in the call, dial 480-629-9773 at least 10 minutes early and ask for the Pioneer Drilling conference call. A replay will be available after the call ends and will be accessible until February 24, 2011. To access the replay, dial (303) 590-3030 and enter the pass code 4405009 #.

A broadcast of the conference call will also be available on the Internet at Pioneer’s Web site at www.pioneerdrlg.com. To listen to the live call, visit Pioneer’s Web site at least 10 minutes early to register and download any necessary audio software. An archive will be available shortly after the call. For more information, please contact Donna Washburn at DRG&L at (713) 529-6600 or e-mail dmw@drg-l.com.

About Pioneer

Pioneer Drilling Company provides contract land drilling services to independent and major oil and gas operators in Texas, Louisiana, Oklahoma, Kansas, the Rocky Mountain and Appalachian regions and internationally in Colombia through its Pioneer Drilling Services Division. The Company also provides well service rig, wireline and fishing and rental services to producers in the U.S. Gulf Coast, Mid-Continent, Rocky Mountain and Appalachian regions through its Pioneer Production Services Division. Its fleet consists of 71 land drilling rigs that drill at depths ranging from 6,000 to 25,000 feet, 75 well service rigs (70 550-horsepower rigs, four 600-horsepower rigs and one 400-horsepower rig), 89 wireline units, and fishing and rental tools.

Cautionary Statement Regarding Forward-Looking Statements,

Non-GAAP Financial Measures and Reconciliations

Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in this news release as a result of a variety of factors, including general economic and business conditions and industry trends; levels and volatility of oil and gas prices; decisions about onshore exploration and development projects to be made by oil and gas producing companies; risks associated with economic cycles and their impact on capital markets and liquidity; the continued demand for the drilling services or production services in the geographic areas where we operate; the highly competitive nature of our business; our future financial performance, including availability, terms and deployment of capital; the supply of marketable drilling rigs, well service rigs and wireline units within the industry; the continued availability of drilling rig, well service rig and wireline unit components; the continued availability of qualified personnel; the success or failure of our acquisition strategy, including our ability to finance acquisitions and manage growth; changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment. We have discussed many of these factors in more detail in our annual report on Form 10-K for the year ended December 31, 2010. These factors are not necessarily all the important factors that could affect us. Unpredictable or unknown factors we have not discussed in this news release, or in our annual report on Form 10-K could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether, as a result of new information, future events or otherwise. We advise our shareholders that they should (1) be aware that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.

(1)	Drilling Services margin represents contract drilling revenues less contract drilling operating costs. Production Services margin represents production services revenues less production services operating costs. We believe that Drilling Services margin and Production Services margin are useful measures for evaluating financial performance, although they are not measures of financial performance under GAAP. However, Drilling Services margin and Production Services margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer management. A reconciliation of Drilling Services margin and Production Services margin to net earnings (loss) is included in the tables to this press release. Drilling Services margin and Production Services margin as presented may not be comparable to other similarly titled measures reported by other companies.
(2)	Net loss adjusted to exclude the impairment of investment represents net loss as reported less the impairment of investment. We believe that Net loss adjusted to exclude the impairment of investment is a useful measure for evaluating financial performance, although it is not a measure of financial performance under GAAP. A reconciliation of Net loss adjusted to exclude the impairment of investment to net loss as reported is included in the tables to this news release. Net loss adjusted to exclude the impairment of investment as presented may not be comparable to other similarly titled measures reported by other companies.
(3)	We define Adjusted EBITDA as earnings (loss) before interest income (expense), taxes, depreciation, amortization and impairments. Although not prescribed under GAAP, we believe the presentation of Adjusted EBITDA is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital or tax structures. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. A reconciliation of net earnings (loss) to Adjusted EBITDA is included in the tables to this press release. Adjusted EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, Adjusted EBITDA does not represent funds available for discretionary use.

– Financial Statements and Operating Information Follow –

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three months ended			Years ended
	December 31,		September 30,	December 31,
	2010	2009	2010	2010	2009
	(unaudited)			(audited)
Revenues:
Drilling services	$94,616	$54,581	$85,667	$312,196	$219,751
Production services	54,002	26,630	49,877	175,014	105,786

Total revenue	148,618	81,211	135,544	487,210	325,537

Costs and Expenses:
Drilling services	62,727	39,463	59,957	227,136	147,343
Production services	31,607	17,752	29,196	105,295	68,012
Depreciation and amortization	31,536	27,719	30,847	120,811	106,186
General and administrative	15,287	9,608	13,030	52,047	37,478
Bad debt (recovery) expense	597	71	(22)	493	(1,642)

Total costs and expenses	141,754	94,613	133,008	505,782	357,377

Income (loss) from operations	6,864	(13,402)	2,536	(18,572)	(31,840)

Other (expense) income:
Interest expense	(7,848)	(3,590)	(7,596)	(26,659)	(9,145)
Interest income	27	35	23	92	217
Impairment of investments	(3,331)	—	—	(3,331)	—
Other	(732)	(251)	845	912	596

Total other expense	(11,884)	(3,806)	(6,728)	(28,986)	(8,332)

Loss before income taxes	(5,020)	(17,208)	(4,192)	(47,558)	(40,172)
Income tax (expense) benefit	(972)	8,824	1,612	14,297	16,957

Net loss	$(5,992)	$(8,384)	$(2,580)	$(33,261)	$(23,215)

Loss per common share:
Basic	$(0.11)	$(0.16)	$(0.05)	$(0.62)	$(0.46)

Diluted	$(0.11)	$(0.16)	$(0.05)	$(0.62)	$(0.46)

Weighted average number of shares outstanding:
Basic	53,876	51,742	53,811	53,797	50,313
Diluted	53,876	51,742	53,811	53,797	50,313

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(audited)

	December 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$22,011	$40,379
Short-term investments	12,569	—
Receivables, net of allowance for doubtful accounts	89,515	81,467
Deferred income taxes	9,867	5,560
Inventory	9,023	5,535
Prepaid expenses and other current assets	8,797	6,199

Total current assets	151,782	139,140

Net property and equipment	655,508	637,022
Intangible assets, net of amortization	21,966	25,393
Noncurrent deferred income taxes	—	2,339
Long-term investments	—	13,228
Other long-term assets	12,087	7,833

Total assets	$841,343	$824,955

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$26,929	$15,324
Current portion of long-term debt	1,408	4,041
Prepaid drilling contracts	3,669	408
Accrued expenses	43,634	29,031

Total current liabilities	75,640	48,804
Long-term debt, less current portion	279,530	258,073
Other long term liabilities	9,680	6,457
Deferred income taxes	80,160	90,173

Total liabilities	445,010	403,507
Total shareholders’ equity	396,333	421,448

Total liabilities and shareholders’ equity	$841,343	$824,955

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(in thousands)

(audited)

	Years ended
	December 31,
	2010	2009

Cash flows from operating activities:
Net loss	$(33,261)	$(23,215)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	120,811	106,186
Allowance for doubtful accounts	521	(1,170)
Gain on dispositions of property and equipment	(1,629)	56
Stock-based compensation expense	6,675	7,216
Amortization of debt issuance costs and discount	2,609	1,547
Impairment of investments	3,331	—
Deferred income taxes	(13,224)	28,400
Change in other long-term assets	(1,373)	69
Change in non-current liabilities	3,223	(1,312)
Changes in current assets and liabilities	10,668	5,536

Net cash provided by operating activities	98,351	123,313

Cash flows from investing activities:
Acquisition of production service business	(1,340)	—
Purchases of property and equipment	(131,003)	(114,712)
Proceeds from sale of property and equipment	2,331	767
Proceeds from insurance recoveries	531	36

Net cash used in investing activities	(129,481)	(113,909)

Cash flows from financing activities:
Debt repayments	(256,856)	(17,298)
Proceeds from issuance of debt	274,375	—
Debt issuance costs	(4,865)	(2,560)
Proceeds from exercise of options	238	—
Proceeds from sale of common stock, net of offering costs of $454	—	24,043
Purchase of treasury stock	(130)	(31)

Net cash provided by financing activities	12,762	4,154

Net increase (decrease) in cash and cash equivalents	(18,368)	13,558
Beginning cash and cash equivalents	40,379	26,821

Ending cash and cash equivalents	$22,011	$40,379

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Operating Statistics

(in thousands, except average number of drilling rigs, utilization rate and revenue day information)

(unaudited)

	Three months ended			Years ended
	December 31,		September 30,	December 31,
	2010	2009	2010	2010	2009

Drilling Services Division:
Revenues	$94,616	$54,581	$85,667	$312,196	$219,751
Operating costs	62,727	39,463	59,957	227,136	147,343

Drilling services margin (1)	$31,889	$15,118	$25,710	$85,060	$72,408

Average number of drilling rigs	71.0	71.0	71.0	71.0	70.7
Utilization rate	64%	41%	63%	59%	41%
Revenue days	4,153	2,686	4,102	15,182	10,491

Average revenues per day	$22,783	$20,321	$20,884	$20,564	$20,947
Average operating costs per day	15,104	14,692	14,617	14,961	14,045

Drilling services margin per day (2)	$7,679	$5,629	$6,267	$5,603	$6,902

Production Services Division:
Revenues	$54,002	$26,630	$49,877	$175,014	$105,786
Operating costs	31,607	17,752	29,196	105,295	68,012

Production services margin (1)	$22,395	$8,878	$20,681	$69,719	$37,774

Combined:
Revenues	$148,618	$81,211	$135,544	$487,210	$325,537
Operating Costs	94,334	57,215	89,153	332,431	215,355

Combined margin	$54,284	$23,996	$46,391	$154,779	$110,182

Adjusted EBITDA (3)	$37,668	$14,066	$34,228	$103,151	$74,942

(1)	Drilling services margin represents contract drilling revenues less contract drilling operating costs. Production services margin represents production services revenue less production services operating costs. Pioneer believes that Drilling services margin and Production services margin are useful measures for evaluating financial performance, although they are not measures of financial performance under generally accepted accounting principles. However, Drilling services margin and Production services margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer’s management. A reconciliation of Drilling services margin and Production services margin to net earnings (loss) is included in the table on the following page. Drilling services margin and production services margin as presented may not be comparable to other similarly titled measures reported by other companies.
(2)	Drilling services margin per revenue day represents the Drilling Services Division’s average revenue per revenue day less average operating costs per revenue day.
(3)	We define Adjusted EBITDA as earnings (loss) before interest income (expense), taxes, depreciation, amortization and impairments. Although not prescribed under GAAP, we believe the presentation of Adjusted EBITDA is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital or tax structures. Adjusted EBITDA should not be considered in isolation from or as a substitute for net earnings (loss) as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. A reconciliation of net earnings (loss) to Adjusted EBITDA is included in the table below. Adjusted EBITDA, as we calculate it, may not be comparable to Adjusted EBITDA measures reported by other companies. In addition, Adjusted EBITDA does not represent funds available for discretionary use.

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Reconciliation of Combined Drilling Services Margin and Production

Services Margin and Adjusted EBITDA to Net Loss

(in thousands)

(unaudited)

	Three months ended			Years ended
	December 31,		September 30,	December 31,
	2010	2009	2010	2010	2009

Combined margin	$54,284	$23,996	$46,391	$154,779	$110,182

General and administrative	(15,287)	(9,608)	(13,030)	(52,047)	(37,478)
Bad debt recovery (expense)	(597)	(71)	22	(493)	1,642
Other income (expense)	(732)	(251)	845	912	596

Adjusted EBITDA	37,668	14,066	34,228	103,151	74,942

Depreciation and amortization	(31,536)	(27,719)	(30,847)	(120,811)	(106,186)
Interest income (expense), net	(7,821)	(3,555)	(7,573)	(26,567)	(8,928)
Impairment of investments	(3,331)	—	—	(3,331)	—
Income tax benefit (expense)	(972)	8,824	1,612	14,297	16,957

Net Loss	$(5,992)	$(8,384)	$(2,580)	$(33,261)	$(23,215)

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Reconciliation of Net Loss as Reported to Net Loss Adjusted

to Exclude Impairment of Investment

(in thousands, except per share data)

(unaudited)

	Three months ended December 31, 2010	Year ended December 31, 2010

Net loss as reported	$(5,992)	$(33,261)

Impairment of investment	$3,331	$3,331
Tax benefit from impairment	(1,248)	(1,248)
Valuation allowance for tax benefit from impairment	1,248	1,248

Net loss adjusted to exclude impairment of investment (4)	$(2,661)	$(29,930)

Diluted weighted average number of shares outstanding, as reported	53,876	53,797

Diluted EPS adjusted to exclude the impairment of investment (5)	$(0.05)	$(0.56)

Diluted EPS as reported (5)	$(0.11)	$(0.62)

(4)	Net loss adjusted to exclude the impairment of investment represents net loss as reported less the impairment of investment. We believe that Net loss adjusted to exclude the impairment of investment is a useful measure for evaluating financial performance, although it is not a measure of financial performance under GAAP. A reconciliation of Net loss adjusted to exclude the impairment of investment to net loss as reported is included in the tables to this news release. Net loss adjusted to exclude the impairment of investment as presented may not be comparable to other similarly titled measures reported by other companies.
(5)	The effect of dilutive securities is not reflected in diluted EPS as reported because the effect of their inclusion would be antidilutive, or would decrease the reported loss per share. Therefore, basic EPS as reported is the same as diluted EPS as reported.

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Capital Expenditures

(in thousands)

(unaudited)

	Three months ended			Years ended
	December 31,		September 30,	December 31,
	2010	2009	2010	2010	2009
Capital expenditures:

Drilling Services Division:
Routine and tubulars	$5,850	$4,532	$5,629	$17,441	$14,655
Discretionary	19,740	38,233	22,698	88,201	70,502
New-builds and acquisitions	—	—	—	—	12,046

	25,590	42,765	28,327	105,642	97,203

Production Services Division:
Routine	1,950	1,178	1,839	6,972	5,366
Discretionary	216	292	69	1,202	662
New-builds and acquisitions	3,338	3,420	5,857	17,187	11,481

	5,504	4,890	7,765	25,361	17,509

Net cash used for purchases of property and equipment	31,094	47,655	36,092	131,003	114,712
Net effect of accruals	(12,127)	(1,662)	(2,745)	4,148	(4,259)

Total capital expenditures	$18,967	$45,993	$33,347	$135,151	$110,453

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Drilling Rig, Well Service Rig and Wireline Unit Information

	Rig Type
	Mechanical	Electric	Total Rigs
Drilling Services Division:

Drilling rig horsepower ratings:
550 to 700 HP	6	—	6
750 to 950 HP	14	2	16
1000 HP	18	13	31
1200 to 2000 HP	3	15	18

Total	41	30	71

Drilling rig depth ratings:
Less than 10,000 feet	7	2	9
10,000 to 13,900 feet	31	7	38
14,000 to 25,000 feet	3	21	24

Total	41	30	71

Production Services Division:

Well service rig horsepower ratings:
400 HP			1
550 HP			70
600 HP			4

Total			75

Wireline units			89

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